Exhibit 99.4

INTERIM INVESTORS AGREEMENT

THIS INTERIM INVESTORS AGREEMENT is made as of December 1, 2020 (the “Agreement”), by and among (i) Zhengdong Zhu (朱正东) (the “Chairman”), (ii) Baohong Yin (殷保红), (iii) Champion Shine Trading Limited, a British Virgin Islands company wholly owned and controlled by the Chairman (“CST”, together with Chairman and Baohong Yin, the “Chairman Parties”), (iv) Zhangxing Wang (王张兴), (v) Qi Wang (王琪), (vi) Home Value Holding Co., Ltd., a British Virgin Islands company wholly owned and controlled by Zhangxing Wang ((iv) to (vi) collectively, the “Wang Family”), (vii) Yue Zhao (赵越), (viii) Jingdong Liu (刘敬东), (ix) Sinvo Limited, a British Virgin Islands company collectively owned and controlled by Yue Zhao and Jingdong Liu, ((vii) to (ix) collectively, “Sinvo”), (x) Xiaoshu Chen (陈晓曙), (xi) Jetlong Investments Limited, a British Virgin Islands company wholly owned and controlled by Xiaoshu Chen (together with Xiaoshu Chen, “Chen”), (xii) Tao Long (龙涛), (xiii) Double Prestige Limited, a Seychelles company wholly owned and controlled by Tao Long, (xiv) Plenty Source Limited, a Seychelles company wholly owned and controlled by Tao Long ((xii) to (xiv) collectively, “Long”) ((iv) to (xiv) and together with all Additional Sponsors (as defined below), the “Sponsors”), (xv) Champion Distance Education Investments Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (“Parent”) and (xvi) China Distance Learning Investments Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands and a wholly owned subsidiary of Parent (“Merger Sub”). Each of the Chairman Parties, Sponsors, Parent and Merger Sub is referred to herein as a “Party”, and collectively, the “Parties”. Unless otherwise defined herein, capitalized terms used herein shall have the meanings assigned to them in Section 10.1 hereof.

WHEREAS, on the date hereof, Parent, Merger Sub and China Distance Education Holdings Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Target”) have executed an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will be merged with and into the Target (the “Merger”, and together with other transactions contemplated by the Merger Agreement, the Equity Commitment Letters, the Debt Commitment Letter, the Support Agreements, the Limited Guarantee and this Agreement, the “Transactions”), with the Target becoming the surviving entity and a wholly-owned subsidiary of Parent (the “Surviving Company”).

WHEREAS, prior to or on the date hereof, each of (i) Sinvo, and (ii) Long (the “Equity Sponsors”) entered into a letter agreement (collectively, the “Equity Commitment Letters”) in favor of Parent, pursuant to which the respective Equity Sponsors agree, subject to the terms and conditions set forth therein, to purchase, directly or indirectly, certain equity interests of Parent prior to the closing of the Transactions (the “Closing”) in connection with the Transactions (the “Equity Commitment”).

WHEREAS, prior to or on the date hereof, China Merchants Bank Co., Ltd. (招商银行股份有限公司) (the “Lender”) executed a debt commitment letter in favor of Parent (the “Debt Commitment Letter”), pursuant to which the Lender has agreed, subject to the terms and conditions set forth therein, to make available to Parent the senior secured term loan facility described therein immediately prior to the Closing in connection with the Merger.

WHEREAS, prior to or on the date hereof, each of the Chairman Parties, the Wang Family, Chen (together with the Chairman Parties and the Wang Family, each, a “Rollover Shareholder,” and collectively, the “Rollover Shareholders”), Company (solely with respect to Section 5.6 and Section 5.9 thereof) and Parent entered into a support agreement, pursuant to which each Rollover Shareholder agrees, subject to the terms and conditions set forth therein, to the cancellation of certain Target Ordinary Shares and subscribe for or otherwise receive certain equity interests of Parent at or immediately prior to the Closing in connection with the Transactions and vote in favor of the Merger Agreement, the Merger and the other transactions contemplated by the Merger Agreement (collectively, the “Support Agreements”).

WHEREAS, prior to or on the date hereof, Mr. Zhengdong Zhu and Ms. Baohong Yin entered into a limited guarantee in favor of the Target, guaranteeing certain of Parent’s and Merger Sub’s obligations under the Merger Agreement (the “Limited Guarantee” and together with this Agreement, the Support Agreements, the Equity Commitment Letters and the Debt Commitment Letter, the “Interim Documents”).

WHEREAS, the Parties wish to agree to certain terms and conditions that will govern the actions of Parent and Merger Sub and the relationship among the Chairman Parties and the Sponsors with respect to the Transactions.

NOW, THEREFORE, in consideration of the foregoing recitals and of the mutual agreements and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

1.	Agreements Among the Investors

1.1.            Actions under the Merger Agreement.

(a)           The Chairman Parties may cause Parent and Merger Sub to take any action or refrain from taking any action in order to comply with their obligations, satisfy their closing conditions or exercise their rights under the Merger Agreement or any other action with respect to the Merger Agreement, including, without limitation, determining that the conditions to closing specified in Sections 7.1 and 7.2 of the Merger Agreement (the “Closing Conditions”) have been satisfied, waiving compliance with any agreement or condition in the Merger Agreement, including any Closing Condition, amending or modifying the Merger Agreement and determining to close the Merger. Parent and Merger Sub shall not, and the Sponsors shall not permit Parent or Merger Sub to, determine that the Closing Conditions have been satisfied, waive compliance with any agreement or condition in the Merger Agreement, including any Closing Condition, amend or modify the Merger Agreement or determine to close the Merger unless such action has been approved in advance in writing by the Chairman Parties.  Parent and Merger Sub agree not to take any action with respect to the Merger Agreement, including granting or withholding of waivers or entering into amendments, unless such actions are in accordance with this Agreement.

(b)            The Parties agree that the Chairman Parties shall be primarily responsible for (A) negotiating with the special committee of independent and disinterested directors of the board of directors of the Target (the “Special Committee”) and coordinating with the Sponsors, in each case with respect to the Transactions, and (B) implementing the Transactions.  Subject to the foregoing, the Parties shall cooperate and proceed in good faith to facilitate the Chairman Parties to negotiate and consummate the Transactions (including without limitation negotiating any amendments or supplements (if any) to the Merger Agreement, Interim Documents and other definitive documents in respect of the Transactions) with the Special Committee.

1.2.            Equity Financing

(a)           Each of the Equity Sponsors agree that it will not amend or modify the Equity Commitment Letters to which it is a party, or withdraw, terminate or rescind in any respect its obligation to fund its Equity Commitment set forth therein, in each case, other than for the reduction in its Equity Commitment specifically contemplated in such Equity Commitment Letter.

(b)           No Equity Sponsors shall assign or delegate, directly or indirectly, in whole or in part, its obligations and rights under its Equity Commitment Letter without the express prior written consent of the Chairman Parties and Parent; provided, that, an Equity Sponsor may assign or delegate all or a portion of its obligations to fund the Equity Commitment to any of the Equity Sponsor’s Affiliates or any affiliated investment fund or investment vehicle managed by the Equity Sponsor or its Affiliates thereof; provided further, that such assignee or delegate has certified in writing to Parent prior to such assignment or delegation that it agrees to accept and undertake any and all assigned or delegated obligations hereunder and that is capable of performing all of its obligations hereunder; provided finally, that any such assignment or delegation shall not relieve the Equity Sponsor of its obligations under the Equity Commitment Letters to the extent not performed by such Equity Sponsor’s Affiliate, investment fund or investment vehicle.

(c)           In the event that (a) (i) the Chairman Parties reasonably determine that the Closing Conditions have all been satisfied or validly waived or (ii) an award of specific performance to fund the Equity Sponsors’ Equity Commitments is granted under Section 9.12 of the Merger Agreement and (b) an Equity Sponsor does not fund all or any portion of such Equity Sponsor’s Equity Commitment as set forth in such Equity Sponsor’s Equity Commitment Letter or asserts in writing its unwillingness to fund all or any portion of its Equity Commitment as is set forth in such Equity Sponsor’s Equity Commitment Letter, in addition to any other rights that the Chairman Parties or any of the Sponsors may have under this Agreement, the Equity Commitment Letters or under any other agreement, whether at law or equity, the Chairman Parties may cause Parent or Merger Sub to enforce the provisions of the Equity Commitment Letter, and Parent or Merger Sub shall enforce the provisions of the Equity Commitment Letter at the direction of the Chairman Parties.

1.3.            Debt Financing.

(a)           The Parties shall use reasonable best efforts and cooperate in good faith to arrange debt financing to support the Transactions (the “Debt Financing”). The Sponsors shall coordinate with banks and other financing sources identified by the Chairman Parties in connection with the Debt Financing, and the Sponsors shall provide such assistance in connection therewith as may be requested by the Chairman Parties from time to time.

(b)           To the extent practicable, each of the Parties shall (i) furnish the financing banks with financial, know-your-client and other pertinent information relevant to the financial condition, business, operations and assets of the Target, as may be reasonably requested by the financing banks, and (ii) take all corporate or other actions reasonably requested by the financing banks to permit the consummation of the Debt Financing, including facilitating the pledging of collateral and, in connection therewith, executing and delivering any pledge and security documents, other definitive financing documents or certificates, or other documents as may be reasonably requested by the financing banks.

1.4.            Support Agreement. Parent shall, at the direction of the Chairman Parties, enforce the provisions of the Support Agreement in accordance with the terms of the Merger Agreement and the Support Agreement. Each Sponsor shall (if it is a Rollover Shareholder) and shall cause each of its Affiliates that is a Rollover Shareholder (if any) to comply with such Rollover Shareholder’s obligations under the Support Agreement; provided, that no Rollover Shareholder shall have an independent right to enforce the Support Agreement against another Rollover Shareholder or to enforce the Support Agreement, other than as provided in the immediately preceding sentence.

1.5.            Capitalization of the Surviving Company. The Parties agree that, after giving effect to (i) the contribution to Parent by the Equity Sponsors of the amount of cash contemplated to be funded by each of the Equity Sponsors under their respective Equity Commitment Letters immediately prior to the Effective Time (as defined in the Merger Agreement) and (ii) the subscription of equity interests of Parent by the Rollover Shareholders under the Support Agreement immediately prior to the Effective Time, each of the Chairman Parties and Sponsors will own at or immediately following the Effective Time the percentage and number of equity interests of Parent contemplated by Schedule A (the “Equity Ownership Percentage”), and, at the Effective Time and immediately thereafter, Parent will not have any other outstanding equity interests, including any options, warrants or any similar security exercisable for, or convertible into, such capital stock or other security or other rights to purchase equity interests.

1.6.            Consummation of the Transactions. Each Party shall use reasonable best efforts and provide all cooperation as may be reasonably requested by the Chairman Parties to obtain all applicable governmental, statutory, regulatory or other approvals, licenses, waivers or exemptions required or, in the reasonable opinion of the Parties, desirable for the consummation of the Transactions. In the event that the conditions set forth in Sections 7. 1, 7.2 and 7.3 of the Merger Agreement are satisfied or waived in accordance with the terms of the Merger Agreement and this Agreement, and Parent and Merger Sub are obligated to consummate the Merger in accordance with the terms of the Merger Agreement, the Chairman Parties shall have the right to terminate the participation in the Transactions by any Sponsor (a “Failing Sponsor”)

that (i) breaches such Sponsor’s obligation under the Equity Commitment Letter of such Sponsor to fund the Equity Commitment or (ii) asserts in writing such Sponsor’s unwillingness to fund such Equity Commitment; provided, that such termination shall not affect the rights or remedies of the Chairman Parties against such Failing Sponsor or its Affiliates with respect to such breach or threatened breach. If the Chairman Parties terminate a Failing Sponsor’s participation in the Transactions pursuant to the immediately preceding sentence, then the Chairman Parties shall decide to offer one or more Sponsors or Additional Sponsors (as defined below) the opportunity to purchase the equity interest of Parent for the Transactions to replace the amount of such Failing Sponsor’s Equity Commitment.

1.7.           Admission of Sponsors. The Chairman Parties may agree to admit one or more additional investor(s) as additional sponsor(s) to provide additional equity (including rollover equity) capital for the consummation of the Transactions. Any additional sponsor admitted pursuant to this Section 1.7 shall execute an adherence agreement to this Agreement in the form attached hereto as Schedule B (the “Adherence Agreement”) and upon its execution of the Adherence Agreement, such additional sponsor shall become an “Additional Sponsor” for purposes of this Agreement. Upon the admission of any Additional Sponsor, the delivery of an equity commitment letter substantially in the same form as the Equity Commitment Letters and/or a support agreement substantially in the same form as the Support Agreement (as applicable), the Chairman Parties shall update the Schedule A to reflect the updated percentage and number of equity interests of Parent to be owned by the Chairman Parties and Sponsors (including the Additional Sponsors) at or immediately following the Effective Time.

1.8.           Shareholders Agreement. Each of the Chairman Parties, Sponsors and Parent shall take (or cause to be taken) all actions, if any, required to be taken, to enter into a shareholders agreement or other definitive documentation concurrently with or immediately following the Closing, which shall reflect those terms set forth on Schedule C.

2.	Participation in Transactions; Advisors; Approvals

2.1.            Information Sharing and Roles. Each Party shall cooperate in good faith in connection with the Transactions, including by (a) complying with any information delivery or other requirements entered into by Parent, a Party or an Affiliate of a Party, and shall not, and shall direct its Representatives not to, whether by their action or omission, breach such arrangements or obligations, (b) participating in meetings and negotiations with the Special Committee and its advisors to the extent requested by the Chairman Parties, (c) executing and complying with any confidentiality agreements reasonably required by the Target, (d) participating in meetings and negotiations with Debt Financing lender(s) to the extent requested by the Chairman Parties, (e) providing the Chairman Parties or Parent with all information reasonably required concerning such Party or any other matter relating to such Party in connection with the Transactions and any other information that is reasonably required in respect of such Party and its Affiliates for inclusion in the definitive documentation, (f) providing timely responses to reasonable requests by the Chairman Parties for information, (g) applying the level of resources and expertise that such Party reasonably considers to be necessary and appropriate to meet its obligations under this Agreement, and (h) consulting with the Chairman Parties and otherwise cooperating in good faith on any public statements regarding the Parties’ intentions with respect to the Target, any issuance of which shall be subject to Section 6.1. Unless the Chairman Parties otherwise agree, none of the Parties shall commission a report, opinion or appraisal (within the meaning of Item 1015 of Regulation M-A of the United States Securities Exchange Act of 1934, as amended (the “Exchange Act”)). The Chairman Parties agree not to provide any information in breach of any of their obligations or fiduciary duties to the Target.

2.2.            Appointment of Advisors.

(a)              The Chairman Parties shall have the sole discretion to engage, terminate or change legal, financial or other Advisors on behalf of Parent and/or the Parties in connection with the Transactions. The Parties agree that (i) Davis Polk & Wardwell LLP, (ii) Maples Group and (iii) Zhong Lun Law Firm shall act as international legal counsel, Cayman counsel and Debt Financing counsel to Parent and/or the Parties, respectively (collectively, “Counsel”).

(b)              If a Party requires separate representation in connection with specific issues arising out of the Transactions, such Party may retain other Advisors to advise it. Each Party that engages separate Advisors shall (i) provide prior notice to the other Parties of such engagement, and (ii) be solely responsible for the fees and expenses of such separate Advisors.

3.	Transaction Costs

3.1.            Expenses and Fee Sharing.

(a)              Upon consummation of the Transactions, the Surviving Company shall reimburse the Parties for, or pay on behalf of the Parties, as the case may be, all of their out-of-pocket costs and expenses incurred in connection with the Transactions, including, without limitation, the reasonable fees, expenses and disbursements of Advisors retained by the Parties (including the legal fee of Counsel but excluding fees and costs of any separate Advisors who were retained by the Parties in accordance with Section 2.2(b) unless and only to the extent such appointment and expenses are agreed to in advance by the Chairman Parties).

(b)              If the Transactions are not consummated (and Section 3.1(c) below does not apply), the Chairman Parties agree to bear 100% of the costs and expenses in connection with the Transactions incurred prior to or as a result of the termination of the Transactions, including (i) fees and expenses payable to Advisors retained by the Parties (including the legal fee of Counsel) and (ii) commitment fee in connection with the Debt Financing, but excluding fees and costs of any separate Advisors who were retained by the Parties in accordance with Section 2.2(b) unless and only to the extent such appointment and expenses are agreed to in advance by the Chairman Parties.

(c)              If the Transactions are not consummated due to the unilateral breach of this Agreement by one or more Parties, then such breaching Parties shall reimburse (x) any non-breaching Party for all out-of-pocket costs and expenses, including any fees and expenses of (i) Advisors retained by the Parties (including the fees and costs of any separate Advisors who were retained by the Parties in accordance with Section 2.2(b)) and (ii) commitment fee in connection with the Debt Financing, incurred by such non-breaching Party in connection with the

Transactions, and shall reimburse (y) Parent for the Parent Termination Fee (as defined under the Merger Agreement), in each case, without prejudice to any rights and remedies otherwise available to such non-breaching Party.

(d)             The Parent shall be entitled to receive 100% of the Company Termination Fee (as defined under the Merger Agreement), net of the costs and expenses incurred in connection with the Transactions, including, without limitation, the reasonable fees, expenses and disbursements of Advisors retained by the Parties (including the legal fee of Counsel but excluding fees and costs of any separate Advisors who were retained by the Parties in accordance with Section 2.2(b) unless and only to the extent such appointment and expenses are agreed to in advance by the Chairman Parties). Subject to Section 3.1(c), the Parent shall bear 100% of the Parent Termination Fee (as defined under the Merger Agreement).

4.	Exclusivity

4.1.            Exclusivity Period. During the period beginning on the date hereof and ending on the earlier of (i) the 12-month anniversary of the date hereof and (ii) the termination of this Agreement pursuant to Section 5.2 (the “Exclusivity Period”), each Party shall:

(a)             work exclusively with the other Parties to implement the Transactions, including to (i) evaluate the Target and its business, (ii) prepare, negotiate and finalize the definitive documentation in connection with the Transactions, including the Merger Agreement and those related to the Debt Financing, and (iii) vote, or cause to be voted, at every shareholder or stakeholder meeting (whether by written consent or otherwise) all Securities against any Competing Proposal or matter that would facilitate a Competing Proposal and in favor of the Transactions;

(b)             not, directly or indirectly, either alone or with or through any Representatives authorized to act on such Party’s behalf (i) make a Competing Proposal, or solicit, encourage, facilitate or join with any other person in the making of, any Competing Proposal, (ii) provide any information to any third party with a view to the third party or any other person pursuing or considering to pursue a Competing Proposal, (iii) finance or offer to finance any Competing Proposal, including by offering any equity or debt finance, or contribution of Securities or provision of a voting agreement, in support of any Competing Proposal, (iv) enter into any written or oral agreement, arrangement or understanding (whether legally binding or not) regarding, or do, anything that is directly inconsistent with the provisions of this Agreement or the Transactions as contemplated under this Agreement, (v) acquire or dispose of any Securities (other than acquiring Securities pursuant to the share incentive plans of the Target), and directly or indirectly (A) sell, offer to sell, give, pledge, encumber, assign, grant any option for the sale of or otherwise transfer or dispose of, or enter into any agreement, arrangement or understanding to sell or otherwise transfer or dispose of, an interest in any Securities (“Transfer”) or permit the Transfer by any of its Affiliates of an interest in any Securities, in each case, except as expressly contemplated under this Agreement and the definitive documentation, (B) enter into any contract, option or other arrangement or understanding with respect to a Transfer or limitation on voting rights of any of the Securities, or any right, title or interest thereto or therein, or (C) deposit any Securities into a voting trust or grant any proxies or enter into a voting agreement, power of attorney or voting trust with respect to any Securities, (vi) take any action that would reasonably be expected to have the effect of preventing, disabling or delaying such Party from performing its obligations under this Agreement, or (vii) solicit, encourage, facilitate, induce or enter into any negotiation, discussion, agreement or understanding (whether or not in writing and whether or not legally binding) with any other person regarding the matters described in Sections 4.1(b)(i) to 4.1(b)(vi);

(c)             immediately cease and terminate, and cause to be ceased and terminated, all existing activities, discussions, conversations, negotiations and other communications with all persons conducted heretofore with respect to a Competing Proposal; and

(d)             promptly notify the other Parties if it or, to its knowledge, any of its Representatives receives any approach or communication with respect to any Competing Proposal, including in such notice the identity of the other persons involved and the nature and content of the approach or communication, and provide the other Parties with copies of any written communication.

Notwithstanding the foregoing provisions of this Section 4.1, to the extent the Target specifically requests that the Chairman cooperate in respect of a bona fide written Competing Proposal that was not initiated, solicited, or encouraged by the Chairman, and the Chairman determines (solely in his capacity as chief executive officer of the Target, Chairman or a member of the board of directors of the Target, and not in his capacity as a shareholder) that, based on the written advice of Cayman Islands counsel to the Parent, that he is obligated in such capacity to cooperate with the Target in order to comply with his fiduciary duties under Cayman Islands law, the Chairman may provide such cooperation but only to the extent required to comply with such fiduciary duties in such capacity and in no event shall this clause be used as a means intended primarily to circumvent the exclusivity provisions thereof.

5.	Termination

5.1.            Termination Events. Subject to Section 5.2(a), this Agreement shall terminate with respect to all Parties upon the earliest to occur of (a) the Closing, (b) the delivery of a written notice from the Chairman Parties and (c) the termination of the Merger Agreement.

5.2.            Effect of Termination.

(a)             Upon termination of this Agreement pursuant to Section 5.1, Article 3 (Transaction Costs), Article 5 (Termination), Article 6 (Announcements and Confidentiality), Article 7 (Notices) and Article 9 (Miscellaneous) shall continue to bind the Parties.

(b)             Other than as set forth in Sections 5.2(a) or in respect of a breach of this Agreement by any Party prior to the termination of this Agreement with respect to such Party, the Parties shall not otherwise be liable to each other in relation to this Agreement.

6.	Announcements and Confidentiality

6.1.            Announcements. No announcements regarding the subject matter of this Agreement shall be issued by any Party without the prior written consent of the Chairman Parties, which consent shall not be unreasonably withheld, delayed or conditioned, except to the extent that any such announcements are required by law, a court of competent jurisdiction, a regulatory body or international stock exchange, and then only after the form and terms of such disclosure have been notified to the Chairman Parties and the Chairman Parties have had a reasonable opportunity to comment thereon, in each case to the extent reasonably practicable.

6.2.            Confidentiality.

(a)             Except as permitted under Section 6.3, each Party shall not, and shall direct its Affiliates and Representatives not to, without the prior written consent of the other Parties, disclose any Confidential Information received by it (the “Recipient”) from any other Party (the “Discloser”). Each Party shall not and shall direct its Affiliates and Representatives not to, use any Confidential Information for any purpose other than for the purposes of this Agreement or the Transactions.

(b)             Subject to Section 6.2(c), the Recipient shall safeguard and return to the Discloser, on demand, any Confidential Information which falls within clause (a) of the definition of Confidential Information, and in the case of electronic data that constitutes Confidential Information, to return or destroy such Confidential Information (other than any electronic data stored on the back-up tapes of the Recipient’s hardware) at the option of the Recipient.

(c)             Each Sponsor may retain in a secure archive a copy of the Confidential Information referred to in Section 6.2(b) if the Confidential Information is required to be retained by the Sponsor for regulatory purposes or in connection with a bona fide document retention policy.

(d)             Each Party acknowledges that, in relation to Confidential Information received from the other Parties, the obligations contained in this Section 6.2 shall continue to apply for a period of 24 months following termination of this Agreement pursuant to Section 5.1 or 5.2, unless otherwise agreed in writing.

6.3.          Permitted Disclosures. A Party may make disclosures (a) to those of its Affiliates and Representatives as such Party reasonably deems necessary to give effect to or enforce this Agreement (including, with respect to the Sponsors, potential sources of capital), but only on a confidential basis; (b) if required by law or a court of competent jurisdiction, the United States Securities and Exchange Commission or another regulatory body or international stock exchange having jurisdiction over a Party or pursuant to whose rules and regulations such disclosure is required to be made, but only after the form and terms of such disclosure have been notified to the other Parties and the other Parties have had a reasonable opportunity to comment thereon, in each case to the extent reasonably practicable; or (c) if the information is publicly available other than through a breach of this Agreement by such Party or its Affiliates or Representatives.

7.	Notices

7.1.           Any notice, request, instruction or other document to be provided hereunder by any Party to another Party shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile, overnight courier or electronic mail, to the address provided under such other Party’s signature page hereto, or to such other address or facsimile number or electronic mail address as such Party may hereafter specify for the purpose by notice to the other Parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

8.	Representations and Warranties

8.1.            Authority; Enforceability; No Conflict; No Broker. Each Party hereby represents and warrants, on behalf of such Party only, to the other Parties that (a) it has the requisite power and authority to execute, deliver and perform this Agreement; (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary action on the part of such Party and no additional proceedings are necessary to approve this Agreement; (c) this Agreement has been duly executed and delivered by it and constitutes a valid and binding agreement of such Party enforceable against it in accordance with the terms hereof; (d) its execution, delivery and performance (including the provision and exchange of information) of this Agreement will not (i) conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any of the terms of any material contract or agreement to which such Party is a party or by which such Party is bound, or any office such Party holds, (ii) violate any order, writ, injunction, decree or statute, or any rule or regulation, applicable to such Party or any of its properties and assets, or (iii) result in the creation of, or impose any obligation on such Party to create, any lien, charge or other encumbrance of any nature whatsoever upon such Party’s properties or assets; and (e) no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of such Party.

8.2.            Sponsors’ Additional Representations and Warranties. Each Sponsor hereby represents, warrants and undertakes to the other Parties that:

(a)             to the extent applicable, the Equity Commitment is not more than the maximum amount that the Equity Sponsor is permitted to invest in or pay with respect to any one portfolio investment pursuant to the terms of its constituent documents or otherwise; and

(b)            such Sponsor has and will have, for so long as this Agreement shall remain in effect, the financial capacity to timely pay or shareholding to timely rollover and perform its obligations under and in accordance with this Agreement, and, if such Sponsor is an Equity Sponsor, such Sponsor has and will have, for so long as this Agreement shall remain in effect, uncalled capital commitments or otherwise has available funds in excess of the sum of the Equity

Commitment and all of its other unfunded contractually binding equity commitments that are currently outstanding.

8.3.            Target Ordinary Shares. (A) As of the date of this Agreement, (a) the Chairman Parties hold (i) of record the number of outstanding Target Ordinary Shares set forth under the heading “Shares Held of Record” next to their names on Schedule D hereto, and (ii) the other Securities of Target set forth under the heading “Other Securities” next to their names on Schedule D hereto, in each case free and clear of any encumbrances or restrictions; and (b) none of the Chairman Parties owns, directly or indirectly, any Target Ordinary Shares or other Securities of Target, other than the Securities set forth on Schedule D hereto. For purposes of this Section 8.2(A)(b), “owns” means CST, Ms. Baohong Yin or the Chairman (x) is the record holder of such security or (y) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

(B) As of the date of this Agreement, (a) the Sponsors hold of record the number of outstanding Target Ordinary Shares set forth under the heading “Shares Held of Record” next to their names on Schedule D; and (b) none of the Sponsors owns, directly or indirectly, any Target Ordinary Shares or other Securities of Target, other than the Securities set forth on Schedule D hereto. For purposes of this Section 8.2(B)(b), “owns” means any of the Sponsor (x) is the record holder of such security or (y) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

8.4.            Reliance. Each Party acknowledges that the other Parties have entered into this Agreement on the basis of and reliance upon (among other things) the representations and warranties in Sections 8.1, 8.2 and 8.3 and have been induced by them to enter into this Agreement.

9.	Miscellaneous

9.1.            Entire Agreement. This Agreement constitutes the entire agreement between the Parties and supersedes any previous oral or written agreements or arrangements among them or between any of them relating to its subject matter.

9.2.            Further Assurances. Each Party shall use all reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to carry out the intent and purposes of this Agreement.

9.3.            Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the Parties to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

9.4.            Amendments; Waivers. Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by each of the

Parties. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the Party against whom the enforcement of such waiver, discharge or termination is sought. No failure or delay by any Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

9.5.            Assignment; No Third Party Beneficiaries. Other than as provided herein, the rights and obligations of each Party shall not be assigned without the prior consent of the other Parties; provided, however, each of the Sponsor may assign its rights and obligations under this Agreement, in whole or in part, to any affiliated investment funds of such Sponsor or any investment vehicles of such Sponsor or such funds (other than any portfolio companies of such Sponsor or such funds) and, subject to the consent of the other Parties, any other co-investors of such Sponsor (as the case may be), but no such assignment shall relieve such Sponsor from any of its obligations hereunder. This Agreement shall be binding upon the respective heirs, successors, legal representatives and permitted assigns of the Parties. Nothing in this Agreement shall be construed as giving any person, other than the Parties and their heirs, successors, legal representatives and permitted assigns any right, remedy or claim under or in respect of this Agreement or any provision hereof.

9.6.            No Partnership or Agency. The Parties are independent and nothing in this Agreement constitutes a Party as the trustee, fiduciary, agent, employee, partner or joint venturer of the other Party.

9.7.            Counterparts. This Agreement may be executed in counterparts and all counterparts taken together shall constitute one document.

9.8.            Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the State of New York.

9.9.            Dispute Resolution. Any disputes, actions and proceedings against any Party or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 9.9. The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Arbitration Rules of HKIAC, such Arbitrator shall be appointed promptly by the HKIAC. The tribunal shall have no authority to award punitive or other punitive-type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any

9.10.        court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the Parties irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

9.11.        Specific Performance. Each Party acknowledges and agrees that the other Parties would be irreparably injured by a breach of this Agreement by it and that money damages alone are an inadequate remedy for actual or threatened breach of this Agreement. Accordingly, each Party shall be entitled to bring an action for specific performance and/or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement, in addition to all other rights and remedies available at law or in equity to such Party, including the right to claim money damages for breach of any provision of this Agreement.

9.12.        Limitation on Liability. The obligation of each Party under this Agreement is several (and not joint or joint and several), provided that the obligations of the Chairman Parties under this Agreement shall be joint and several as among the Chairman Parties and the obligations of the Wang Family under this Agreement shall be joint and several as among the Wang Family.

10.	Definitions and Interpretations

10.1.        Definitions. In this Agreement, unless the context requires otherwise:

“ADSs” means the Target’s American Depositary Shares, each representing four Target Ordinary Shares.

“Advisors” means the advisors and/or consultants of Parent, Merger Sub and the Parties, in each case appointed in connection with the Transactions.

“Affiliate” means, with respect to any person, any other person that, directly or indirectly, Controls, is Controlled by or is under common Control with such specified person and “Affiliates” shall be construed accordingly.

“Business Day” means any day (other than a Saturday or a Sunday) on which banks generally are open in the People’s Republic of China, Hong Kong, Cayman Islands and in New York, New York, for the transaction of normal banking business.

“Competing Proposal” means any proposal, offer or invitation to the Target, a Sponsor, any of the Chairman Parties or any of their respective Affiliates (other than the proposal from the Parties), that relates to (1) any direct or indirect acquisition, exclusive license or purchase of a business that constitutes 10% or more of the net revenues, net income or assets of the Target and its subsidiaries, taken as a whole, (2) any direct or indirect acquisition, purchase or issuance of 10% or more of the total voting power of the equity interests of the Target, (3) any tender offer or exchange offer that if consummated would result in any person beneficially owning 10% or more of the total voting power of the equity interest of the Target, (4) any merger, amalgamation, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Target (or any subsidiary of the Target whose business constitutes 10% or more of the net revenues, net income or assets of the Target and its subsidiaries, taken as a whole), (v) any combination of the foregoing or (vi) any proposal, offer or invitation that could reasonably be expected to lead to the foregoing or some other transaction that could adversely affect, prevent or materially reduce the likelihood of the consummation of the Transaction with the Parties.

“Confidential Information” includes all written, oral or other information obtained in confidence by one Party from any other Party in connection with this Agreement or the Transactions, unless such information (x) is already known to such Party or to others not known by such Party to be bound by a duty of confidentiality, or (y) is or becomes publicly available other than through a breach of this Agreement by such Party.

“Control” means the possession, directly or indirectly, of the power to direct the management and policies of a person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Representative” of a Party means such Party’s employees, directors, officers, partners, members, nominees, agents, advisors (including, but not limited to legal counsel, accountants, consultants and financial advisors), potential sources of equity or debt financing, and any representatives of the foregoing. The Representatives shall include the Advisors.

“Securities” means shares, warrants, options and any other securities which are convertible into or exercisable for shares in the Target.

“Target Ordinary Shares” means the issued and outstanding ordinary shares, par value US$0.0001 per share, of the Target.

10.2.        Headings. Section, article and paragraph headings are inserted for ease of reference only and shall not affect construction.

[Signature pages follow]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

CHAIRMAN PARTIES:

Zhengdong Zhu

/s/ Zhengdong Zhu_____________________

ADDRESS:

18th Floor, Xueyuan International Tower
1 Zhichun Road,
Haidian District, Beijing 100083
People’s Republic of China
Email: bsec@cdeledu.com

Baohong Yin

/s/ Baohong Yin_______________________

ADDRESS:

18th Floor, Xueyuan International Tower
1 Zhichun Road,
Haidian District, Beijing 100083
People’s Republic of China
Email: bsec@cdeledu.com

Champion Shine Trading Limited

By: /s/ Zhengdong Zhu__________________
Name: Zhengdong Zhu
Title: Director

ADDRESS:

18th Floor, Xueyuan International Tower
1 Zhichun Road,
Haidian District, Beijing 100083
People’s Republic of China Email: bsec@cdeledu.com

[Signature Page to Interim Investors Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

THE SPONSORS:

Zhangxing Wang
/s/ Zhangxing Wang_________________

ADDRESS:

42/F, World Trade Tower, No. 500 Guangdong Road, Shanghai 200001
People’s Republic of China
Email: zx.wang@cityholdings.cn

Qi Wang

/s/ Qi Wang________________________

ADDRESS:

42/F, World Trade Tower, No. 500 Guangdong Road, Shanghai 200001
People’s Republic of China
Email: qi.wang@cityholdings.cn

Home Value Holding Co., Ltd.

By: /s/ Zhangxing Wang_____________
Name: Zhangxing Wang
Title: Director

ADDRESS:

42/F, World Trade Tower, No. 500 Guangdong Road, Shanghai 200001
People’s Republic of China
Email: h.qian@cityholdings.cn

[Signature Page to Interim Investors Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

THE SPONSORS:

Sinvo Limited

By:	/s/ Yue Zhao______________________
Name: Yue Zhao
Title: Director

Yue Zhao

/s/ Yue Zhao_____________________________

ADDRESS:

Wanke Baicuiyuan West Gate 109 shop at the intersection of Fuqiang Street and Fanrong Road, Chaoyang District, Changchun City, China
Email: 139002722@qq.com

[Signature Page to Interim Investors Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

THE SPONSORS:
Jingdong Liu

/s/ Jingdong Liu________________________

ADDRESS:

Room 402, 41 Nanxiang li Yijie, Xiangzhou District, Zhuhai, Guangdong, China
Email: gdzhljd@163.com

[Signature Page to Interim Investors Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

THE SPONSORS:

Xiaoshu Chen

/s/ Xiaoshu Chen__________________________

ADDRESS:

Room 701, Building 5, No. 108 Taiping North Road, Xuanwu District, Nanjing, PRC
Email: xchen@seu.edu.cn

Jetlong Investments Limited

By: /s/ Xiaoshu Chen_______________________
Name: Xiaoshu Chen
Title: Director

ADDRESS:

Room 701, Building 5, No. 108 Taiping North Road, Xuanwu District, Nanjing, PRC
Email: xchen@seu.edu.cn

[Signature Page to Interim Investors Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

THE SPONSORS:

Tao Long

/s/ Tao Long__________________________

Double Prestige Limited

By:	/s/ Tao Long______________________
Name: Tao Long
Title: Director

Plenty Source Limited

By:	/s/ Tao Long_______________________
Name: Tao Long
Title: Director

ADDRESS:

FLAT B2, 5/F
SMITHFIELD TER
75 SMITHFIELD RDKENNEDY TOWN, HK
Email: luckdragon1234567@hotmail.com

[Signature Page to Interim Investors Agreement]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the date first written above.

PARENT:

Champion Distance Education Investments Limited

By: /s/ Zhengdong Zhu
Name: Zhengdong Zhu
Title: Director

Notice details:

Address: 18th Floor, Xueyuan International Tower
1 Zhichun Road,
Haidian District, Beijing 100083
People’s Republic of China
Attention: Zhengdong Zhu
Email: zzd@cdeledu.com

MERGER SUB:

China Distance Learning Investments Limited

By: /s/ Zhengdong Zhu
Name: Zhengdong Zhu
Title: Director

Notice details:

Address: 18th Floor, Xueyuan International Tower
1 Zhichun Road,
Haidian District, Beijing 100083
People’s Republic of China
Attention: Zhengdong Zhu
Email: zzd@cdeledu.com

[Signature Page to Interim Investors Agreement]

Schedule A

Parent Equity Ownership

SCHEDULE B

FORM OF ADHERENCE AGREEMENT

Schedule C

Shareholders Agreement Term Sheet

Schedule D

Share Ownership Schedule